Exhibit 99.1

Media Relations Contact:

Brian Ziel (408.658.1540)

brian.ziel@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES SUCCESSFUL COMPLETION OF CASH TENDER OFFERS FOR OUTSTANDING 7.000% SENIOR NOTES DUE 2021 AND 6.875% SENIOR NOTES DUE 2020

CUPERTINO, CA —June 18, 2014 — Seagate Technology plc (NASDAQ: STX) gave notice of the completion of the cash tender offers by its wholly owned subsidiary, Seagate HDD Cayman (“HDD Cayman”), previously announced on May 20, 2014 (the “Tender Offers”), to purchase up to an aggregate combined principal amount of $300 million (the “Maximum Tender Amount”) of the outstanding 7.000% Senior Notes due 2020, CUSIP number 81180WAF8 (the “2021 Notes”), and the outstanding 6.875% Senior Notes due 2020, CUSIP number 81180WAD3 (the “2020 Notes” and, together with the 2021 Notes, the “Notes”). The Tender Offers expired at 11:59 p.m., New York City time, on June 17, 2014.

As previously announced, on June 4, 2014, HDD Cayman exercised its early purchase option and accepted for purchase approximately $277.5 million aggregate principal amount of the 2021 Notes tendered and not withdrawn prior to the early tender date of 5:00 p.m., New York City time, on June 3rd, 2014 (the “Early Tender Settlement”).

As of the expiration of the Tender Offers at 11:59 p.m., New York City time, on June 17, 2014, HDD Cayman had received tenders for an aggregate principal amount of approximately $277.5 million of the 2021 Notes and an aggregate principal amount of approximately $252.4 million of the 2020 Notes. Because the aggregate combined principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offers exceeds the Maximum Tender Amount, the Notes accepted for purchase are subject to proration based on the Acceptance Priority Levels and proration procedures described in the Offer to Purchase. As a result, HDD Cayman has accepted for purchase no additional 2021 Notes and approximately $22.5 million aggregate principal amount of 2020 Notes validly tendered (and not validly withdrawn). Combined with the 2021 Notes previously purchased in the Early Tender Settlement, HDD Cayman has accepted for purchase an aggregate principal amount of $277.5 million 2021 Notes and $22.5 million 2020 Notes. In accordance with the terms of the Tender Offers, HDD Cayman will pay a tender offer price of $1,058.74 per $1,000 principal amount of 2020 Notes that have been accepted for payment following expiration of the Tender Offers plus a premium of $30 per $1,000 principal amount of 2020 Notes that were validly tendered (and not validly withdrawn) at or before 5:00 p.m., New York City time, on June 3rd, 2014. All Notes accepted for payment will also receive accrued and unpaid interest from the last interest payment date to, but not including, the Final Settlement Date. The Final Settlement Date for such 2020 Notes is June 18, 2014.

Morgan Stanley & Co. LLC acted as the sole dealer manager (the “Dealer Manager”) for the Tender Offers and Global Bondholder Services Corporation acted as depositary and information agent for the Tender Offers.

None of Seagate Technology plc, HDD Cayman or their affiliates, their boards of directors, the Dealer Manager, the depositary and information agent or the trustee for the Notes, made any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The Tender Offers were made only by the Offer to Purchase, dated May 20, 2014, and the accompanying Letter of Transmittal.

About Seagate Technology plc

Seagate Technology plc is a world leader in hard disk drives and storage solutions.

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